Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information and to the use of our reports (1) dated February 20, 2004 with respect to the financial statements of Principal Life Insurance Company Separate Account B and (2) dated January 30, 2004 with respect to the consolidated financial statements and schedules of Principal Life Insurance Company in Post-Effective Amendment No. 1 to the Registration Statement (Form N-4 No. 333-116220) and related Statement of Additional Information of the Principal Life Insurance Company Separate Account B Principal Investment Plus Variable Annuity dated December 28, 2004.


                                                      /s/ Ernst & Young LLP

Des Moines, Iowa
December 28, 2004